AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 29th day of November, 2013, by and between NUZEE, INC., a Nevada corporation ("NuZee-NV" or "Parent") and NuZee Co., Ltd., a California corporation ("NuZee-CA" or "Subsidiary"). Parent and Subsidiary are from time to time herein referred to as the "Constituent Corporations."

WHEREAS, Subsidiary is the wholly-owned subsidiary of Parent and is a corporation duly organized and existing under the laws of the State of California; and

WHEREAS, each of the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of Constituent Corporations and their respective shareholders that Subsidiary be merged with and into Parent; and

WEREAS, by consent resolution dated November 29, 2013, the Board of Directors of Subsidiary has approved the Plan of Merger embodied in this Agreement; and

WHEREAS, by consent resolution dated November 29, 2013, the Board of Directors of Parent has approved the Plan of Merger embodied in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

1. THE MERGER

1.01. The Merger

Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Subsidiary shall be merged with and into Parent in accordance with the applicable laws of the States of Nevada and California (the "Merger"). The separate existence of Subsidiary shall cease, and Parent shall be the surviving corporation (the "Surviving Corporation") and shall be governed by the laws of the State of Nevada.

1.02. Effective Date

As soon as practicable following the execution of this Agreement, the Parent and the Subsidiary shall cause Articles of Merger, substantially in the form attached hereto as Appendix A, to be executed by their respective representatives and filed with the Nevada Secretary of State. The effective date of the Merger shall be the date the Articles of Exchange are duly filed with and accepted by the Nevada Secretary of State (the "Effective Date").

1.03. Articles of Incorporation

On the Effective Date, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation.

1.04. Bylaws

On the Effective Date, the Bylaws of Parent, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.05. Directors and Officers

The directors and officers of Parent immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2. CONVERSION OF SHARES

2.01. Subsidiary Common Stock

Upon the Effective Date, by virtue of the Merger and without any action on the part of the shareholder thereof, each share in the common stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall be cancelled.

2.02. Parent Common Stock

Each share in the common stock of Parent issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding shares of the Surviving Corporation on and after the Effective Date.

3. EFFECT OF THE MERGER

3.01. Rights, Privileges, Etc.

On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Subsidiary and Parent; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Subsidiary and Parent on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed, title to any real estate, or any interest therein vested in Subsidiary or Parent, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of Subsidiary and Parent shall be preserved unimpaired, and all liens upon the property of Subsidiary or Parent

shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.02. Further Assurances

From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of Subsidiary and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4. GENERAL

4.01. Abandonment

At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Subsidiary or Parent or both.

4.02. Amendment

At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the Board of Directors of either Subsidiary or Parent or both.

4.03. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada and the merger provisions of the Nevada Revised Statutes.

4.04. Counterparts

In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.05. Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written.

NUZEE, INC.

/s/ Craig Hagopian

Craig Hagopian, President

NUZEE CO., LTD.

/s/ Craig Hagopian

Craig Hagopian, President